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                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT


          WHEREAS, Mickey P. Foret (hereinafter referred to as "Employee") and Atlas Air, Inc. ("Atlas") wish to enter an Employment Agreement; and

          WHEREAS, Atlas believes Employee has proven his ability and value to Atlas, and it is in the best interests of Atlas to retain the services of Employee, and Employee desires affiliation with Atlas;

          WHEREAS, Employee warrants that he is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto.

          NOW, THEREFORE, in consideration of the covenants contained herein, Employee and Atlas agree to this Employment Agreement as of the 19th day of April, 1996.





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1.    DEFINITIONS

            1.1 For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of Atlas, (ii) repeated violations by the Employee of the Employee's obligations under this Agreement which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from Atlas or (iii) the conviction of the Employee of a felony.

            1.2 For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon the happening of two of the following:

            (a) Michael Chowdry ceasing to have a direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of at least 51% of the combined voting power of Atlas' then outstanding voting securities entitled to vote generally in the election of directors; or

            (b) Michael Chowdry ceasing to be, on a substantially full-time basis, the Chief Executive Officer of Atlas; or

            (c) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (excluding, for this purpose, any employee benefit plan of Atlas or its subsidiaries which


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                  acquires beneficial ownership of voting securities of Atlas)
                  of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of a percentage of the combined voting power of Atlas' then outstanding voting securities entitled to vote generally in the election of directors which is greater than the percentage beneficially owned directly or indirectly by Michael Chowdry.

            1.3 The "Employment Period" shall be defined as the period commencing on the date hereof and extending until May 31, 1999, unless sooner terminated as set forth in Section 4 below.

            1.4 "Permanent Disability" as used herein shall be deemed to have been sustained by Employee if he shall have been continuously disabled from performing the duties assigned to him during the Employment Period for a period of six consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six consecutive calendar months.

            1.5 "Confidential or Proprietary" as used herein shall refer to all information relative to Atlas' plans, structure and practices, including information relating to its customers, contracts and aircraft, except:

                  (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or
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                  (b)   information rightfully received by the Employee from a
                        third party without a duty of confidentiality; or

                  (c)   information independently developed by the Employee; or

                  (d) information disclosed to Employee with Atlas' prior written approval for public dissemination.

            1.6 For purposes of this Agreement, "Good Reason" means reduction by Atlas during the term of this Agreement in base salary, or substantial reduction in the Employee's title, job authorities or responsibilities or change in Employee's obligations to report directly to Michael Chowdry.

2.    EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

      Atlas and Employee agree to the following rights, obligations and duties with respect to employment:

            2.1 Employment. During the Employment Period, Atlas agrees to employ the Employee as President of Atlas, and the Employee shall report directly to Michael Chowdry in such capacity. In such capacity, Employee shall have full authority over and responsibility for all of the day-to-day operations of Atlas, including, but not limited to, all of its operational, marketing, financial, and administrative functions. The officers of Atlas shall report directly to Employee, as well as such


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other persons as Employee shall reasonably determine in his sole judgement.
Employee shall have full discretion with respect to both the employment and dismissal of personnel. Employee shall consult with Michael Chowdry with respect to any significant personnel actions. Employee shall also provide advice and counsel to Michael Chowdry and shall, in conjunction with Michael Chowdry, actively participate in the determination of the overall strategic direction of Atlas. In addition, Michael Chowdry agrees to propose the election of Employee to the Atlas Board of Directors and to vote his shares of Common Stock for such election. Employee shall not be entitled to any additional compensation for serving in any other office for Atlas or any subsidiary or affiliate of Atlas.

            2.2 Obligations of Employee. During the Employment Period, the Employee agrees, except when prevented by illness or Permanent Disability or during a period of vacation, to devote substantially all of his business time and attention to the good faith performance of such services. In addition, in the event Employee elects to terminate his employment not for Good Reason, Employee will use his best efforts to give Atlas at least one month's notice of such termination.
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            2.3   Principal Residence of Employee.  During the Employment
Period, Employee shall maintain his principal residence in the Denver, Colorado area, after a reasonable relocation period.

3.    COMPENSATION

            During the Employment Period, Atlas will pay Employee as follows:

            3.1 Base Annual Salary. Atlas will pay Employee a base annual salary (the "Base Annual Salary") of no less than $400,000 per annum, payable in semi-monthly installments.

            3.2 Incentive Bonus Payments. The Employee will be eligible to receive an Incentive Bonus payment based on performance equal to 75-100% of the Base Annual Salary for calendar year 1996 and 50-100% of Base Annual Salary for each calendar year thereafter during the Employment Period upon approval of the Compensation Committee of the Board of Directors of Atlas (the "Compensation Committee"). Such Incentive Bonus, if any, shall be payable no later than December 31 of the calendar year. In the event of such approval, payment shall be made in cash or stock of Atlas as determined by the Compensation Committee, at the time such Incentive Bonus is approved.
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            3.3   Stock Options.  Atlas shall grant to the Employee on or
before the commencement of the Employment Period nonqualified stock options pursuant to Atlas' 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") to purchase 300,000 shares of Atlas Common Stock at an exercise price equal to the fair market value of Atlas Common Stock on the date of this Agreement as determined by the Compensation Committee. Such options shall be exercisable in five equal installments, commencing one year following the date of grant and annually thereafter. Each option shall expire ten (10) years from the date of grant, subject to earlier termination as described below in the event of death, Permanent Disability, termination for Cause or other termination of the Employee's employment. If the Employee's employment by Atlas terminates by reason of death or Permanent Disability, the options will become immediately exercisable in full at the time of such termination and may be exercised by the Employee or the persons to whom the Employee's rights under the option pass by will or the laws of descent and distribution, for two years following such termination of employment. If the Employee's employment is terminated by Atlas without Cause or by the Employee for Good Reason, all of the options will immediately vest in full at the time of termination and they will be exercisable by the


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Employee for 3 years following such termination.  If the Employee's employment is terminated by the Employee not for Good Reason, then the options, to the extent exercisable on the date of such termination, may be exercised by the Employee for 6 months from the date of termination. In the event the Employee dies following his termination of employment, his options, to the extent exercisable at the time of his death, shall be exercisable by the persons to whom his rights under the options pass by will or the laws of descent and distribution, for twelve months following the Employee's death. If the Employee's employment is terminated by Atlas for Cause, the options shall immediately terminate and be of no further force and effect. Notwithstanding the foregoing, in no event may an option be exercisable after 10 years from its date of grant, and all options shall become immediately exercisable in full, at the option of the Employee, upon a Change in Control of Atlas. Options being granted to Employee hereunder shall be subject to anti-dilution adjustments similar to those relating to options granted to non-employee directors of the Company under the 1995 Stock Option Plan, a copy of which is annexed hereto as Exhibit A.

            3.4 Signing Bonus. Atlas shall pay Employee a bonus in the amount of $750,000 upon the commencement of his


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Employment Period.  In addition, Atlas shall pay Employee a further bonus in the amount of $2,115,639 on January 1, 1997. If Employee's employment by Atlas is terminated prior to January 1, 1997 (i) by reason of death or Permanent Disability the bonus shall be paid to Employee or to Employee's descendants at the time of termination, (ii) by Atlas without Cause or by Employee for Good Reason, such bonus shall be paid to Employee at the time of termination, (iii) by Atlas for Cause or by Employee not for Good Reason, such bonus shall be forfeited and not paid to Employee.

            3.5 Relocation Bonus and Moving Expenses. Atlas shall reimburse Employee for all reasonable expenses incurred by Employee in moving his principal residence to the Denver, Colorado area. In addition, Atlas shall purchase Employee's residence in Minneapolis, Minnesota for $1,100,000. Employee shall provide a copy of the most recent tax appraisal on such residence. In addition, Atlas may, at Employee's option, extend Employee an interest-bearing demand loan in the amount of $750,000 to assist Employee in the relocation of his principal residence.

            3.6 Benefits. Employee and his dependents shall be entitled to participate in the Atlas health insurance plan, and

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Atlas will pay Employee's monthly premium, including any amounts necessary to bridge any pre-existing medical conditions of Employee and his spouse. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

            3.7 Fringe Benefits. Employee also will be entitled to professional and personal use of a company vehicle initially blue-book valued at up to, or actual value not to exceed, $40,000.00. Atlas will be responsible for all insurance premium payments related to the vehicle, and all other vehicle related expenses, except that Employee will pay the costs of fuel.

            3.8 Pass Privileges. To the extent that Atlas is able to negotiate pass privileges with other air carriers or foreign air carriers, it will use its best efforts to obtain pass privileges for Employee at a pass classification that is


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consistent with Employee's job classification.  Such privileges shall be applicable to Employee's family if available.

            3.9 Expenses. During the Employment Period, the Employee shall be entitled to receive promptly reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable expense reimbursement policies, practices and procedures in effect with respect to key executives of Atlas and its subsidiaries.

4.    TERMINATION OF EMPLOYMENT PERIOD

            The Employment Period shall terminate under the following terms and conditions:

            4.1 At Will Arrangement. Atlas may terminate the Employment Period upon written notice to the Employee at any time and for any reason. Both Atlas and Employee expressly understand and agree that the employment relationship is at-will. Either Atlas or Employee is entitled to sever the employment relationship for any reason.

            4.2   Rights Following Termination.

            (a) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is

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terminated by the Employee for Good Reason, the Employee shall receive, in a single lump sum payment within 10 business days after such termination, an amount equal to his Base Annual Salary for 24 months following termination.

            (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or his personal representative.

            (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason, the Employee shall be entitled to receive his Base Annual Salary which is accrued but unpaid as of the date of termination.

            4.3 Non-Competition Provision. Employee covenants and agrees that he will not, at any time before five years after his termination of employment with Atlas, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential or proprietary information of Atlas or any of its affiliates which is not in the public domain. In

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addition, Employee agrees that, at no time before two years after his termination of employment with Atlas, will he engage in any of the following activities directly or indirectly, for any reason, whether for his own account or for the account of any other person, firm, corporation or other organization:

            (a) solicit, employ, deal with or otherwise interfere with any of Atlas' contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with Atlas on the date of this Agreement or at any time thereafter, to the extent that Employee learns of or is introduced to any such person by virtue of his performance as an employee of Atlas; or

            (b) solicit, accept, deal with or otherwise interfere with any of Atlas' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of Atlas, at any time, to the extent that Employee learns of or is introduced to any such person by virtue of his performance as an employee of Atlas.


The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages including punitive damages.





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5.    EXCISE TAX GROSS-UP

            5.1   (a)   Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by Atlas to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.1) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an

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amount of the Gross-Up Payment equal to the Excise Tax imposed upon the
Payments.

            (b) Subject to the provisions of paragraph (c) of this Section 5.1, all determinations required to be made under this Section 5.1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen (the "Accounting Firm") which shall provide detailed supporting calculations both to Atlas and the Employee within 20 calendar days of the receipt of written notice from the Employee that there has been a Payment, or such earlier time as is requested by Atlas. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Employee shall have the right by written notice to Atlas to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Atlas and shall be paid by Atlas upon demand of the Employee as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.1, shall be paid by Atlas to the Employee within five days of the


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receipt of the Accounting Firm"s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an unqualified written opinion in form and substance satisfactory to the Employee that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Atlas should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Atlas exhausts its remedies described in paragraph (c) of this Section 5.1 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by Atlas to or for the benefit of the Employee within five days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon Atlas and the Employee.


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            (c)   The Employee shall notify Atlas in writing of any claim
asserted in writing by the Internal Revenue Service to the Employee that, if successful, would require the payment by Atlas of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 60 days after the Employee is informed in writing of such claim and shall apprise Atlas of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Atlas (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Atlas notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall at Atlas' expense:

           (i) give Atlas any information reasonably requested by Atlas relating to such claim,

          (ii) take such action in connection with contesting such claim as Atlas shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Atlas,
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         (iii)  cooperate with Atlas in good faith in order effectively to contest such claim, and

          (iv) permit Atlas to participate in any proceedings relating to such claim;


provided, however, that Atlas shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 5.1, Atlas shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Atlas

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shall determine; provided, however, that if Atlas directs the Employee to pay such claim and sue for a refund, Atlas shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Atlas' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Employee of an amount advanced by Atlas pursuant to paragraph (c) of this Section 5.1, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to Atlas' complying with the requirements of paragraph (ii) of

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this Section 5.1) promptly pay to Atlas the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Employee of an amount advanced by Atlas pursuant to paragraph (c) of this Section 5.1, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and Atlas does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.    CHOICE OF LAW

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

7.    SEVERABILITY AND ENFORCEABILITY

            It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect

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the full enforceability of any other covenant or provision herein.  Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement. Rather, the Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.    MISCELLANEOUS

            8.1 No Mitigation. The amounts to be paid Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee.

            8.2 Pro-Ration. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

            8.3 No Waiver Except in Writing. No waiver or modification of this Agreement or any of the terms and conditions

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set forth herein shall be effective unless submitted to a writing duly executed by the parties.

            8.4 Successors and Assigns. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

            8.5 Confidentiality of Terms. Atlas and Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

            8.6 Full Understanding. Employee declares and represents that he has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of his own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement.

            8.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with

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respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.


EMPLOYEE                                  ATLAS AIR, INC.



/s/ Mickey P. Foret                       /s/ Michael A. Chowdry
- -------------------                       ----------------------